Exhibit 5.1
July 29, 2022

Matador Resources Company
5400 LBJ Freeway, Suite 1500
Dallas, TX 75240

Re:    Matador Resources Company Registration Statement on Form S-8

Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Matador Resources Company, a Texas corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to: (i) 3,725,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), under the Matador Resources Company 2019 Long-Term Incentive Plan (as amended, the “2019 Plan”) and (ii) 4,000,000 shares of Common Stock under the Matador Resources Company 2022 Employee Stock Purchase Plan (the “ESPP” and together with the 2019 Plan, the “Plans”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plans that would expand, modify or otherwise affect the terms of the Plans or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Common Stock, when issued and sold in accordance with the terms set forth in the Plans, as applicable, and against payment therefor in accordance with the terms of the form of agreement documenting the awards under which the Common Stock may be issued, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non- assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Texas Business Organizations Code. This opinion is limited to the effect of the current state of the laws of the State of Texas and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding any state securities laws or regulations.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson Dunn & Crutcher LLP

Gibson Dunn & Crutcher